Exhibit 10.2

CHRISTOPHER P. MARR

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 24, 2011 by and between U-STORE-IT TRUST, a Maryland real estate investment trust (the “Company”), and Christopher P. Marr (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated June 5, 2006 (the “Original Employment Agreement”), which was superseded and replaced in its entirety by the Amended and Restated Employment Agreement dated as of April 20, 2007 (the “First Restated Employment Agreement”);

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of December 23, 2008 (the “Second Restated Employment Agreement”), which superseded and replaced in its entirety the First Restated Employment Agreement;

WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company as the President and Chief Investment Officer of the Company on the terms and subject to the conditions hereinafter stated; and

WHEREAS, the Executive desires to be employed by the Company on the terms and subject to the conditions hereinafter stated.

Accordingly, the parties hereto agree as follows:

1.                                       Term.  The Company hereby continues the employment of the Executive, and the Executive hereby accepts such continuation of employment, for a term ending on December 31, 2013 unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).  The Term shall be subject to automatic one-year renewals unless either party hereto notifies the other, in accordance with Section 7.4, of non-renewal at least ninety (90) days prior to the end of any such Term.  Notwithstanding the employment of the Executive by the Company, the Company shall be entitled to pay the Executive from the payroll of any subsidiary of the Company.

2.                                       Duties.  The Executive, in his capacity as President and Chief Investment Officer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Trustees of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors or a comparable governing body of, any subsidiary or affiliate of the Company without any additional compensation).  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.  The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3.                                       Compensation.

3.1                                 Salary.  The Company shall pay the Executive during the Term a base salary at the rate of $410,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally.  The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2                                 Bonus.  During the Term, in addition to the Annual Salary, the Executive will be eligible to participate in (a) any formal annual bonus plan established by the Compensation Committee for all executive officers in its sole and absolute discretion (the “Annual Bonus Plan,” and amounts paid thereunder are referred to as an “Annual Bonus”) and (b) any formal long-term bonus or incentive plans established by the Compensation Committee for all executive officers in its sole and absolute discretion (the “Long-Term Bonus Plans,” and amounts paid thereunder are referred to as “Long-Term Bonus”).  The Annual Bonus Plans and the Long-Term Bonus Plans are referred to as the “Bonus Plans.”  The Executive may be awarded such restricted shares, share options and other equity-based awards under the Company’s equity compensation plans (“Equity Awards”) as the Compensation Committee determines to be appropriate in its sole discretion.

3.3                                 Benefits — In General.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to similarly situated senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.  During the Term, the Company shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer.

3.4                                 Vacation.  During the Term, the Executive shall be entitled to vacation of four (4) weeks per year.

3.5                                 Automobile.  During the Term, the Company will provide the Executive an allowance for the use of an automobile (including the payment of vehicle insurance) in accordance with the Company’s policy in effect from time to time.  At the option of the Company, in lieu of providing such allowance, the Company will provide the Executive with an automobile of suitable standard to the Executive’s position.

3.6                                 Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of the expenses.

3.7                                 Special Payment.  Within thirty (30) days after the date of this Agreement, the Company shall pay to the Executive $51,000.

4.                                       Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4.  If the Executive becomes Disabled (as defined below), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  “Disabled” means that the Executive, because of sickness or injury, is not able to perform his material duties under this Agreement for a period of one hundred twenty (120) consecutive days or for a cumulative period of one hundred eighty (180) days in any twelve-month period.

Upon death of the Executive or the Company’s determination to terminate the employment of the Executive because the Executive has become Disabled, then (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior fiscal year awarded but not yet paid, other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s death or in which the Executive became Disabled and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365, such amount to be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 30 days of the Effective Date of the Termination; (ii) all Equity Awards held by the Executive shall become fully vested and exercisable; and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.14).  For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date of the Executive’s termination of employment on account of his becoming Disabled.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term upon death or by virtue of his becoming Disabled.

5.                                       Other Terminations of Employment.

5.1                                 Termination for Cause.  For purposes of this Agreement, “Cause” shall mean:

(a)                                  the Executive’s conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(b)                                 the Executive’s commission of an act of fraud, theft or dishonesty related to the business of the Company or its affiliates or the performance of the Executive’s duties hereunder;

(c)                                  the willful and continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder other than in the event that the Executive has become Disabled;

(d)                                 any material violation by the Executive of the covenants contained in Section 6 or in the Amended and Restated Non-Competition Agreement dated as of the date hereof between the Executive and the Company (the “Restated Non-Competition Agreement”); or

(e)                                  the Executive’s willful and continuing material breach of this Agreement.

For purposes of this Section 5.1, no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (c), (d) or (e) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

5.2                                 Termination for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(a)                                  the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries, other than in the event that the Executive has become Disabled;

(b)                                 a material reduction in Annual Salary of the Executive;

(c)                                  the failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to perform this Agreement;

(d)                                 a requirement by the Company that the Executive’s work location be moved more than fifty (50) miles from the Company’s office where the Executive works effective as of the date of this Agreement, unless the relocation results in the work location being closer to Executive’s residence; or

(e)                                  the Company’s material and willful breach of this Agreement (provided that a re-assignment of the Executive’s role and responsibilities if he becomes Disabled shall not, in and if itself, constitute a breach).

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (a), (b), (d) or (e) above, the Company shall have 30 days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

5.3                                 Effect of Termination for Cause.  The Company may terminate the Executive’s employment hereunder for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for unused vacation earned and accrued under this Agreement prior to the Effective Date of the Termination and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination, but excluding any bonuses the Executive would have been entitled to under the Bonus Plans; and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.14).  For purposes of this Section 5.3, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

5.4                                 Effect of Termination Without Good Reason.  The Executive may terminate his employment without Good Reason.  If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for unused vacation earned and accrued under this Agreement prior to the Effective Date of the Termination and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination, but excluding any bonuses the Executive would have been entitled to under the Bonus Plans; and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.14).  For purposes of this Section 5.4, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

5.5                                 Effect of Non-Renewal.

(a)                                  In the event that either the Company or the Executive elects not to renew the Term, as contemplated by Section 1 above, for the annual period that commences on January 1, 2014 and that ends on December 31, 2014 and as a result the Executive has a Separation from Service, then (i) the Executive shall receive a cash payment equal to $1,500,000, payable within 30 days after such Separation from Service except as otherwise provided in Section 7.17; (ii) the Executive shall receive the Executive’s Annual Salary earned and accrued under this Agreement prior to the end of the Term, any Annual Bonus for the final year of the Term awarded and not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the end of the Term (and reimbursement under this Agreement for expenses incurred but not paid prior to the end of the

Term); and (iii) this Agreement shall otherwise terminate upon the end of the Term and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

(b)                                 In the event that either the Company or the Executive elects not to renew the Term, as contemplated by Section 1, for any annual period commencing with the annual period that begins January 1, 2015, then (i) the Executive shall receive the Executive’s Annual Salary earned and accrued under this Agreement prior to the end of the Term, any Annual Bonus for the final year of the Term awarded and not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the end of the Term (and reimbursement under this Agreement for expenses incurred but not paid prior to the end of the Term); and (ii) this Agreement shall otherwise terminate upon the end of the Term and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

5.6                                 Termination Without Cause; Termination for Good Reason.  The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason.  If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1 through Section 5.5, (i) the Executive shall receive the Executive’s Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year which has been awarded but not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s termination of employment and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365, such amount to be paid to the Executive within 30 days of the Effective Date of Termination; (ii) the Executive shall receive a cash payment equal to the Severance Payment payable within 30 days of the Effective Date of the Termination; (iii) for 18 months after the Effective Date of the Termination, the Company shall continue medical, prescription and dental benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (iv) all Equity Awards held by the Executive shall become fully vested and exercisable (notwithstanding anything to the contrary contained in any plan); and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

The “Severance Payment” means three (3) times the sum of:  (i) the Executive’s Annual Salary (as in effect on the effective date of such termination) and (ii) the average of the two previous Annual Bonuses received by the Executive pursuant to Section 3.2.  For purposes of this Section 5.6, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination, or in the case of termination of employment by the Executive for Good Reason, the date of termination specified in such Executive’s notice of termination.

5.7                                 Severance and Release.  In the event that Executive’s employment is terminated and Executive is entitled to receive a Severance Payment, payment under Section 5.5 or other post-termination benefits, the payment of such benefits is expressly conditioned upon and shall not be made, provided or otherwise available unless and until, Executive has executed and delivered to the Company a Severance and General Release Agreement in substantially the form attached hereto as Exhibit A.  The Company shall have no post-termination obligations under this Agreement if the executed release is not received by the Company within 60 days after the Effective Date of Termination.

5.8                                 Nature of Payments.  For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 5 constitute liquidated damages for termination of his employment during the Term.

5.9                                 Reference in Section 5.6 to Annual Bonuses (and the singular thereof) mean any such bonuses received under this Agreement or the Second Restated Employment Agreement.

6.                                       Confidential and Proprietary Information.

6.1                                 Confidential Information.  The Executive shall keep secret and retain in strictest confidence, and shall not use for his personal benefit or the benefit of others or directly or indirectly disclose, except as may be required or appropriate in connection with his carrying out his duties under this Agreement, all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.

6.2                                 Return of Documents; Rights to Products.  All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.  The Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

6.3                                 Rights and Remedies upon Breach.  The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 6 (the “Restrictive

Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).

7.                                       Other Provisions.

7.1                                 Severability.  The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement.  If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2                                 Enforceability; Jurisdictions.  The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of the State of Maryland and the Commonwealth of Pennsylvania.  If any court holds the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

7.3                                 Attorneys’ Fees.  In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding within the 10 year period commencing on the applicable Effective Date of Termination; provided, however, the Executive shall not be required to pay or reimburse the Company unless the claim or defense asserted by the Executive was unreasonable.  The amount of reimbursement available to the Executive under this Section 7.3 during a taxable year will not affect the expenses eligible for reimbursement in any other taxable year.  Reimbursements under this Section 7.3 shall be paid to the Executive on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense is incurred.

7.4                                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

If to the Company, to:	U-Store-It Trust 460 E. Swedesford Road, Suite 3000 Wayne, PA 19087 Attn: c/o Chief Executive Officer Facsimile: (610) 293-5720

with a copy to:	Pepper Hamilton, LLP 3000 Two Logan Square Philadelphia, PA 19103 Attn: Michael H. Friedman Facsimile: (215) 981-4750

If to the Executive, to the address set forth in the records of the Company.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5                                 Restated Non-Competition Agreement.  The Executive acknowledges that (i) the Executive will derive significant benefits as a result of the Company’s execution and delivery of this Agreement and (ii) the execution and delivery of the Restated Non-Competition Agreement on the date hereof is a material inducement to the Company’s execution and delivery of this Agreement and the Company would not have entered into this Agreement without the execution and delivery by the Executive of the Restated Non-Competition Agreement.

7.6                                 Entire Agreement.  This Agreement, together with the exhibits hereto and the Restated Non-Competition Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.7                                 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.8                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.9                                 Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any merger, consolidation or restructuring of the Company, the Company may assign this Agreement and its rights hereunder to any successor.

7.10                           Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.11                           No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.12                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.13                           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.14                           Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 6 and Section 7 (to the extent necessary to effectuate the survival of Section 6 and Section 7) shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.15                           Existing Agreements.  Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.16                           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.17                           Six Month Delay of Certain Payments.  In the event the payment of any amounts payable pursuant to Section 5 of this Agreement within six months of the date of the Executive’s Separation from Service would cause the Executive to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following the Executive’s Separation from Service (the “Earliest Payment Date”).  If this provision becomes applicable, payments that would have been made prior to the Earliest Payment Date in the absence of this provision will be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments will be paid according to the schedule otherwise applicable to the payments.

7.18                           Certain Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b)                                 A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c)                                  A “Separation from Service” means a “separation from service” as defined in Section 1.409A-1(h) of the Treasury Regulations; provided that in applying Section 1.409A-1(h)(1)(ii) of the Treasury Regulations, a Separation from Service shall be deemed to occur if the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform for the Company (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive for the Company (whether as an employee or as a independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Company if the Executive has been providing services to the Company for less than 36 months).  In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Treasury Regulations) whether the Executive who would otherwise experience a Separation from Service with the Company as part of the disposition of assets will be considered to experience a Separation from Service for purposes of Section 1.409A-1(h) of the Treasury Regulations.

(d)                                 A “subsidiary” means any corporation, partnership, joint venture or other entity in which at least a majority interest in such entity is owned directly or indirectly by the Company.

7.19                           Replacement of Second Restated Employment Agreement.  The Company and the Executive acknowledge and agree that the Second Restated Employment Agreement is hereby terminated by mutual consent and neither the Company nor the Executive shall have any continuing obligation to the other pursuant to the terms of the Second Restated Employment

Agreement.  The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of the Second Restated Employment Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

U-STORE IT TRUST

/s/ Dean Jernigan
Name:	Dean Jernigan
Title:	Chief Executive Officer

EXECUTIVE

/s/ Christopher P. Marr
Name:	Christopher P. Marr

EXHIBIT A

SEVERANCE AND GENERAL RELEASE AGREEMENT

This agreement made and entered into between U-Store-It Trust (the “Company”) and                        (the “Executive”);

WHEREAS, the Executive has been employed by the Company (or its predecessor) since                                pursuant to that Amended and Restated Executive Employment Agreement dated                                (the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated under the Employment Agreement, effective                               ;

WHEREAS, pursuant to the Employment Agreement, the Company has expressed its willingness to provide a [Severance Payment] and/or other post-termination benefits (as specifically set forth in the Employment Agreement, the “Termination Benefits”), in connection with such termination, upon the terms set forth herein;

WHEREAS, pursuant to the Employment Agreement, the Executive has agreed to accept those benefits upon the terms set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.                                       The recitals set forth above are true and accurate.

2.                                       As a material inducement to Executive to enter into this Agreement, the Company will provide the Executive with the Termination Benefits in accordance with the terms and conditions of the Employment Agreement, to be paid in the form of regular payroll checks and from which the Company will make all applicable withholding.  The Executive acknowledges that he is not entitled to receive the Termination Benefits unless he executes and does not revoke this Severance and General Release Agreement (the “Agreement”).

3.                                       This Agreement is not and shall not be construed as an admission by the Executive of any fact or conclusion of law.  Likewise, this Agreement is not and shall not be construed as an admission by Company of any fact or conclusion of law.  Without limiting the general nature of the previous sentences, this Agreement shall not be construed as an admission that the Executive, or the Company, or any of the Company’s officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

4.                                       The Executive represents and warrants that he has no personal knowledge of any practices engaged in by the Company that is or was a violation of any applicable state law or regulations or of any federal law or regulations.  To the extent that the Executive has knowledge of any such practices, the Executive represents and warrants that the Executive already has notified the Company in writing of such alleged practices.

5.                                       The Executive represents and warrants that he has not filed any other complaint(s) or charge(s) against the Company with the EEOC or the state commission empowered to investigate claims of employment discrimination or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against the Company on behalf of the Executive, the Executive will request such agency or court to withdraw from the matter, and the Executive will refuse any benefits derived therefrom.  This Agreement will not affect the Executive’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the EEOC regarding matters which arose after the date of this Agreement and which are not the subject of this Agreement.

6.                                       The Executive hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, parent companies, and related entities, and each of the Company and its affiliates’ successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claims”), which the Executive now has, or claims to have, or which the Executive at any time heretofore had, or claimed to have, against each or any of the Released Parties.  The definition of Claims also specifically encompasses all claims of under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act of 1967, as amended, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, as well as all claims under state law provided under other applicable state law or local ordinance concerning the Executive’s employment.  This Agreement further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation the Executive may or may not have received during his employment.

7.                                       The Executive agrees that he forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that he presently has or might in the future have with the Company and its successors and assigns.  The Executive agrees that he will not seek employment with the Company and its successors and assigns in the future.

8.                                       If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.  If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  No waiver of any terms of conditions of this Agreement or any part of the Agreement shall be deemed a waiver of any other terms and conditions of this Agreement or with any later breach of this Agreement.

9.                                       The Executive agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of the Executive’s breach of this Agreement or the fact that any representation made by him herein was false when made.

10.                                 In the event of any breach of this Agreement or the Non-Competition Agreement or Section 6 of the Employment Agreement by the Executive, the Company shall be entitled to immediately cease payment of the Termination Benefits in addition to any other remedy it may have.  Both parties understand and agree that should either of them breach any material term of this Agreement, the non-breaching party can institute an action to enforce the terms of this Agreement.  If legal action is commenced to enforce any provision of this Agreement, the substantially prevailing party in such action shall be entitled to recover its attorneys’ fees and expenses through any and all trial courts or appellate courts, in addition to any other relief that may be granted.

11.                                 The Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim or any portion thereof or interest therein.

12.                                 The Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13.                                 The Executive further agrees that he will not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation.  The Executive and the Company agree to keep the matters contained herein confidential.  The Executive will not discuss this agreement with any current or former employee(s) of the Company.  This clause shall not prevent the Executive from communicating confidentially with his attorney(s) or immediate family members, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.  Likewise, the Company agrees not to disparage the Executive or otherwise make any negative statement about the Executive, in writing, orally, or otherwise, in connection with the matters or claims released herein and expressly including, but not limited to, matters related to the Executive’s employment with the Company.  This clause shall not prevent the Company from communicating confidentially with its attorney(s), officers, or directors of the corporation, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.

14.                                 This Agreement shall be binding upon the Company, the Executive and their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

15.                                 All terms not defined herein shall have the meanings set forth in the Employment Agreement.

16.                                 This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Maryland.

17.                                 This Agreement sets forth the entire agreement between the parties hereto.  Any modification, amendment or change to this Agreement must be made in writing and signed by both parties.

The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges that the Executive has been given a period of twenty-one (21) days within which to consider this Agreement.  The Executive further acknowledges that this Agreement may be revoked by the Executive at any time during the seven (7) day period beginning on the date that the Executive has signed this Agreement by providing written notice of revocation to:  [insert name and address of Company official to whom written notice of revocation must be delivered].  This Agreement shall not become effective if the Executive revokes the Agreement during this 7-day period and will not become effective otherwise until after expiration of the 7-day period.  The Executive shall not be entitled to receive any Termination Benefits under this Agreement or otherwise until the expiration of the revocation period.

[Signatures on Following Page]

U-STORE IT TRUST

/s/
Date	Name:
	Title:	Chief Executive Officer

EXECUTIVE

/s/
Date	Name:	Christopher P. Marr